EXHIBIT 10.4
LONG-TERM INCENTIVE PLAN CASH AWARD LETTER
Date:
Dear Mr. Scott Olivet,
     Pursuant to the authority of Oakley, Inc. (the “Company”) to grant performance-based cash bonus awards, you are hereby granted the right to receive a target amount of $                    , contingent on the terms and conditions set forth herein (the “Cash Award”).
I. CASH AWARD PROVISIONS
     1.1. Cash Award. The Cash Award shall vest and become payable in accordance with the provisions of Sections 1.2 through 1.4 below, less applicable withholding taxes.
     1.2. Performance Goals. The performance goals for purposes of determining whether, and the extent to which, the Cash Award shall be payable shall be based on (i) the Company’s 2008 earnings per share (“EPS”), as publicly reported, (ii) the Company’s return on invested capital (“ROIC”) and (iii) the Company’s achievement of both 2007 and 2008 budgeted EPS (collectively, the “Performance Goals”) as determined by the Compensation and Stock Option Committee of the Board of Directors of Oakley, Inc. (the “Administrator”). Subject to Sections 1.3 through 1.5 below, upon determination of the Company’s 2008 EPS and ROIC, your entitlement to the Cash Award shall be fixed and nonforfeitable.
       1.2.1. If the Company’s 2008 EPS is less than $1.10 per share, then 0% of the Cash Award shall be payable.
       1.2.2. If the Company’s 2008 EPS is at least $1.10 per share but less than $1.19 per share, but the Company’s 2008 ROIC is less than 13.35% and the Company has not achieved both 2007 and 2008 budgeted EPS targets, then 65% of the target Cash Award shall be payable.
       1.2.3. If the Company’s 2008 EPS is at least $1.10 per share but less than $1.19 per share, and the Company’s 2008 ROIC is at least 13.35%, but the Company has not achieved both 2007 and 2008 budgeted EPS targets, then 95% of the target Cash Award shall be payable.
       1.2.4. If the Company’s 2008 EPS is at least $1.10 per share but less than $1.19 per share, and the Company has achieved both the 2007 and 2008 budgeted EPS targets, but the Company’s 2008 ROIC is less than 13.35%, then 85% of the target Cash Award shall be payable.
       1.2.5. If the Company’s 2008 EPS is at least $1.10 per share but less than $1.19 per share, the Company’s 2008 ROIC is at least 13.35% and the Company has achieved both 2007 and 2008 budgeted EPS targets, then 100% of the target Cash Award shall be payable.
       1.2.6. If the Company’s 2008 EPS is at least $1.19 per share, but the Company’s 2008 ROIC is less than 13.35% and the Company has not achieved both 2007 and 2008 budgeted EPS targets, then 130% of the target Cash Award shall be payable.

       1.2.7. If the Company’s 2008 EPS is at least $1.19 per share, and the Company’s 2008 ROIC is at least 13.35%, but the Company has not achieved both 2007 and 2008 budgeted EPS targets, then 140% of the target Cash Award shall be payable. In addition, for every one basis point in 2008 ROIC above 13.35%, up to 75 basis points, the percentage of the target Cash Award payable would increase by two-thirds of one percent, so that a maximum of 190% of the target Cash Award shall be payable.
       1.2.8. If the Company’s 2008 EPS is at least $1.19 per share, and the Company has achieved both the 2007 and 2008 budgeted EPS targets, but the Company’s 2008 ROIC is less than 13.35%, then 150% of the target Cash Award shall be payable.
       1.2.9. If the Company’s 2008 EPS is at least $1.19 per share, the Company’s 2008 ROIC is at least 13.35% and the Company has achieved both 2007 and 2008 budgeted EPS targets, then 150% of the target Cash Award shall be payable. In addition for every one basis point in 2008 ROIC above 13.35%, up to 75 basis points, the percentage of target Performance Units payable would increase by two-thirds of one percent, so that a maximum of 200% of the target Cash Award shall be payable.
     1.3. Time Based Vesting Schedule. Upon the Administrator’s certification of the Performance Goals, 100% of the Cash Award that is payable pursuant to the satisfaction of the Performance Goals shall vest and become immediately payable, subject to Section 1.5 below.
     1.4. Severance. In the event your employment by the Company is (i) terminated by the Company other than for Cause, death or Disability (your incapacity due to physical or mental illness), or (ii) by you with Good Reason, in connection with or within 24 months following the consummation of a Change in Control (all as defined in your Employment Agreement dated September 19, 2005), and such termination occurs prior to the certification of the Performance Goals by the Administrator, the Cash Award granted hereunder shall become payable as set forth in the Amended and Restated Oakley, Inc. Officer Severance Plan, effective June 3, 2004, as amended from time to time (“Severance Plan”), for such awards, or pursuant to an agreement between you and the Company that relates to post-termination severance obligations.
     1.5. Termination of Employment. Except as otherwise provided herein in Section 1.4, in the event of your termination of employment with the Company for any reason (including by reason of your death or Disability), any then unvested portion of the Cash Award shall be immediately and irrevocably forfeited.
     1.6. No Right to Employment. Neither this letter, the granting of any Cash Award nor any other action taken pursuant to this letter or Cash Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to provide services as an employee of the Company or any parent, subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation. Further, the Company may at any time dismiss you, free from any liability or any claim under this letter, except as otherwise expressly provided herein.
     1.7. Interpretation. Any dispute regarding the interpretation of this letter shall be submitted by you or the Company to the Company’s Board of Directors for review. The resolution of such a dispute by the Company’s Board of Directors shall be final and binding on you and the Company.

     1.8. Binding Effect On Successors. The Company may assign any of its rights under this letter. This letter shall be binding upon and inure to the benefit of the successors and assigns of the Company.

Sincerely,

OAKLEY, INC., a Washington corporation

By:
Name:
Title:

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